Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

Ault Alliance, Inc. (formerly known as: BitNile Holdings, Inc.)

11411 SOUTHERN HIGHLANDS PARKWAY

SUITE 240

LAS VEGAS NV 89141

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Pre-effective amendment no. 1 to Form S-3 (File No. 333-269364) of our report dated April 17, 2023, relating to the financial statements of ENERTEC SYSTEMS 2001 LTD, not included herein, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022 of Ault Alliance, Inc. (formerly known as: BitNile Holdings, Inc.).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Ziv Haft/s/ Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

September 12, 2023